UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 30, 2005

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO       80903
(Address of Principal Executive Offices)                                       (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 30, 2005, Westmoreland Coal Company (the “Company”) accelerated the vesting of all unvested stock appreciation rights (“SARs”) previously awarded to employees and officers of the Company pursuant to the Company’s Long Term Incentive Plan.

The decision to accelerate the vesting of these SARs, which the Company believes to be in the best interests of the Company’s stockholders, was made primarily to reduce non-cash compensation expense that would have been recorded in future periods following the Company’s application of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)”(“FAS 123(R)”). The Company will be required to apply the expense recognition provisions of FAS 123(R) beginning in the first quarter of 2006. As a result of the vesting acceleration, the Company expects to reduce its non-cash compensation expense related to these SARs by approximately $2.5 million (pre-tax) in the aggregate over the Company’s 2006, 2007 and 2008 fiscal years, based on estimated value calculations using the Black-Scholes methodology.

Of the approximately 350,000 SARs which became exercisable as a result of the acceleration of vesting, 176,967 SARs were held by certain named executive officers. The following table sets forth the grant dates, the number of SARs accelerated and the base prices for each SAR held by the Company’s named executive officers as listed in the Company’s 2005 Proxy Statement dated April 18, 2005.

Name	Position	Grant Date	Number of Accelerated SARS	Base Price ($)
Christopher K. Seglem	Chairman of the Board, President and Chief Executive Officer	7/1/04 7/1/05	42,200 82,100	19.365 20.975
W. Michael Lepchitz (1)	General Counsel (1)	-	-	-
Thomas G. Durham	Vice President, Planning and Engineering	7/1/04 7/1/05	8,867 7,200	19.365 20.975
Todd A. Myers	Vice President, Sales and Marketing	7/1/04 7/1/05	8,200 16,200	19.365 20.975
Ronald H. Beck	Vice President, Finance and Treasurer	7/1/04 7/1/05	5,800 6,400	19.365 20.975
(1) Resigned effective March, 2005

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: January 5, 2006	By: /s/ David J. Blair
David J. Blair
Chief Financial Officer
(A Duly Authorized Officer)